FOR IMMEDIATE RELEASE

           GLENOIT CORPORATION FILES PRE-PACKAGED CHAPTER 11 PETITION;

               FACILITIES CONTINUE "BUSINESS AS USUAL" OPERATIONS

         New York, NY August 8, 2000---Glenoit Corporation, its U.S. subsidiaries and its parent Glenoit Universal today filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, located in Wilmington, Delaware. The company will file a pre-packaged plan of reorganization on Wednesday, August 9, 2000, which includes a substantial reduction in the company's subordinated debt through a cash infusion from its majority stockholder, a venture capital affiliate of a major money center bank. The company will maintain liquidity through cash from operations and support from a revolving credit facility provided by the existing bank group led by BNP Paribas, as agent. In addition, the company has successfully negotiated the terms of a restructuring of its existing $169 million credit facility that will finance the company upon emergence from Chapter 11.

         In announcing today's filings, company president Thomas J. O'Gorman emphasized that "Our plan of reorganization calls for payment of all vendors in the ordinary course of operations and on normal trade terms without interruption. Manufacturing and shipping will continue uninterrupted."

         O'Gorman continued: "A pre-packaged Chapter 11 means that we have successfully negotiated commitments for a re-capitalization of our balance sheet through a new infusion of more than $16 million from our majority stockholder and a $15 million subordinated loan from one of its affiliates. We fully expect to achieve confirmation of our plan of reorganization and exit Chapter 11 within 60 to 90 days. It has been pre-approved by all of the creditors necessary to enable it to be to be confirmed by the Bankruptcy Court, assuming the other conditions to confirmation are met. And we are confident that those other conditions will be met."

         In a letter to the company's employees, O'Gorman stressed the importance of Chapter 11 reorganization for companies like Glenoit, whose operations are viable but whose financial structures are overburdened. "This is a decisive action toward rebuilding this company's capital structure and continuing our prominent position as a competitive player in our markets."

         On July 6, 2000, in an effort to avoid bankruptcy, the company had tendered for all of its outstanding 11% Senior Subordinated Notes due 2007. The tender offer terminated at midnight on August 3, 2000, and was not extended. Glenoit was unable to complete the tender offer because the minimum tender condition, requiring the tender by the holders of at least 99% of the outstanding principal amount of the Notes, had not been satisfied. Even though the tender failed, the pre-packaged chapter 11, upon confirmation of the plan, will allow the company to pay the noteholders the same amount they would have received in the tender. The consideration for the noteholders under the plan and the tender had been agreed upon by the company and an unofficial committee of noteholders representing more than 80% of the outstanding principal of the notes.

         Headquartered in New York City, Glenoit Corporation is a domestic manufacturer of small rugs, knit pile fabrics and an importer and manufacturer of home products such as quilts, comforters, shams, shower curtains, table linens, pillows and pillowcases with operations in North Carolina, Ohio, California, Florida and Canada.